EXHIBIT 99.1

For Immediate Release

AMERICA’S CAR-MART REPORTS SECOND QUARTER EARNINGS OF $.23 PER SHARE
COMPANY REVISES EPS GUIDANCE FOR FULL FISCAL YEAR
INCREASES STOCK REPURCHASE PLAN

Bentonville, Arkansas (December 6, 2005) - America’s Car-Mart, Inc. (NASDAQ NMS: CRMT) today announced its operating results for the second fiscal quarter and six months ended October 31, 2005.

For the three months ended October 31, 2005, revenues increased 9.5% to $55.3 million compared with $50.5 million in the same period of the prior year. Income for the quarter decreased 36% to $2.8 million or $0.23 per diluted share versus $4.4 million, or $0.37 per diluted share, in the same period last year. Retail unit sales increased 5.6% to 6,635 vehicles in the current quarter, compared to 6,281 in the same period last year. Same store revenue growth increased 5.9% compared to the same period last year, and finance receivable balances increased by $3.9 million from July 31, 2005. At October 31, 2005, 4.1% of the Company’s finance receivable balances were over 30 days past due, down from 4.7% at July 31, 2005, and compared to 3.5% at October 31, 2004.

For the six months ended October 31, 2005, revenues increased 12% to $113.5 million, compared with $101.3 million in the same period of the prior year. Income for the first six months of FY 2006 decreased 17.6% to $7.7 million, or $0.64 per diluted share, versus $9.3 million, or $0.78 per diluted share, in the same period last year. Retail unit sales increased 6.1% to 13,520 vehicles in the current period, compared to 12,742 vehicles in the same period last year. Same store revenue growth increased 8.1% compared to the same period last year, and finance receivable balances increased approximately $15 million from April 30, 2005, to $167.4 million.

“This quarter, many of our customers, as well as our Company, were affected by macroeconomic factors that presented unique challenges,” said T. J. (“Skip”) Falgout, III, Chairman and Chief Executive Officer of America’s Car-Mart. “First, the impact of rising energy prices which peaked during the quarter placed a strain on our customers’ ability to meet all of their financial obligations and certainly created a difficult environment for vehicle sales. Second, Hurricanes Katrina and Rita created significant disruptions to our customers’ lives, as many people were affected and businesses were shut down for various periods of time. These two issues combined had a decidedly negative effect on our results for the quarter. We expect to continue to see some lingering effects of the hurricanes, including a relatively tight supply of vehicle inventory, a situation that has not been helped by relatively slow new-car sales, which provide a source of trade-ins.

“However, we have been successful in building up our inventory for income tax refund season, which is one of the busiest times of the year, and we currently have approximately 1,800 retail units on the lots and around 800 vehicles in our corporate stockpiles,” added Mr. Falgout. “Also, we are extremely encouraged by our performance late in the second quarter and in the first month of the third quarter (November). Sales are beginning to come back, and credit losses are improving. With sufficient inventory going into the tax refund season, we expect to see solid sales growth, and we will continue to press hard on reducing credit losses.”

“We have opened five new dealerships this fiscal year, and we expect to open three more this month, in West Plains, Missouri; Claremore, Oklahoma; and Van Buren, Arkansas,” stated William H. (“Hank”) Henderson, President of America’s Car Mart. “In addition, three of our dealership expansion projects should be completed in December, in Springfield, Missouri; Ardmore, Oklahoma; and Jonesboro, Arkansas. In each case, these dealerships should be able to increase their business and provide significantly better customer service in these brand new facilities. Our new and expanded dealerships, along with the organic growth at our other dealerships, should allow us to increase revenues over the balance of the fiscal year consistent with our earlier guidance of 10% to 14%.”

Stock Repurchase Plan

The Board of Directors of the Company has increased its authorization for stock repurchases under the Company’s stock repurchase plan to 1,000,000 shares. The plan has no expiration date, and repurchases will depend upon, among other things, the Company’s earnings, capital requirements and surplus, general financial condition, contractual restrictions that may exist, and other factors that the Board of Directors deems relevant.

Fiscal 2006 Earnings Guidance

Based upon the results of this second quarter of Fiscal 2006, the Company is reducing its earnings guidance to $1.43 to $1.50 diluted earnings per share for the year ended April 30, 2006.

Conference Call

Management will be holding a conference call on Tuesday, December 6, 2005 at 11:00 a.m. Eastern time to discuss second quarter results. To participate, please dial (800) 309-9490. International callers dial (706) 634-0104. Callers should dial in approximately 10 minutes before the call begins.

A conference call replay will be available one hour following the call for seven days and can be accessed by calling: (800) 642-1687 (U.S. Callers) or (706) 645-9291 (International Callers), conference ID 2425766.

About America's Car-Mart

America’s Car-Mart operates 81 automotive dealerships in eight states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information on America’s Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements, including statements with respect to projected revenues, earnings per share amounts and store openings. Such forward-looking statements are based upon management’s current knowledge and assumptions. There are many factors that affect management's view about future revenues, earnings and store openings. These factors involve risks and uncertainties that could cause actual results to differ materially from management's present view. These factors include, without limitation, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, available real estate and economic conditions, and other risk factors described under “Forward-Looking Statements” of Item 1 of Part I of the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2005 and its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake any obligation to update forward-looking statements.

Contacts:	T. J. (“Skip”) Falgout, III, CEO at (972) 717-3423 or J. Todd Atenhan, Investor Relations at (888) 917-5109

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2005	Three Months Ended
	October 31,		vs.	October 31,
	2005	2004	2004	2005	2004
Operating Data:
Retail units sold	6,635	6,281	5.6%
Average number of stores in operation	80.0	74.7	7.1
Average retail units sold per store per month	27.6	28.0	(1.4)
Average retail sales price	$7,301	$7,120	2.5
Same store revenue growth	5.9%	10.3%

Period End Data:
Stores open	81	76	6.6%
Accounts over 30 days past due	4.1%	3.5%

Operating Statement:
Revenues:
Sales	$50,581	$46,694	8.3%	100.0%	100.0%
Interest income	4,748	3,821	24.3	9.4	8.2
Total	55,329	50,515	9.5	109.4	108.2

Costs and expenses:
Cost of sales	28,114	25,325	11.0	55.6	54.2
Selling, general and administrative	9,610	8,361	14.9	19.0	17.9
Provision for credit losses	12,459	9,487	31.3	24.6	20.3
Interest expense	567	287	97.6	1.1	0.6
Depreciation and amortization	130	99	31.3	0.3	0.2
Total	50,880	43,559	16.8	100.6	93.3

Income before taxes	4,449	6,956	(36.0)	8.8	14.9

Provision for income taxes	1,650	2,565	(35.7)	3.3	5.5

Net income	$2,799	$4,391	(36.3)	5.5	9.4

Earnings per share:
Basic	$0.24	$0.37
Diluted	$0.23	$0.37

Weighted average number of shares outstanding:
Basic	11,855,982	11,714,522
Diluted	12,030,908	12,023,786

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Six Months Ended		2005	Six Months Ended
	October 31,		vs.	October 31,
	2005	2004	2004	2005	2004
Operating Data:
Retail units sold	13,520	12,742	6.1%
Average number of stores in operation	79.5	73.0	8.9
Average retail units sold per store per month	28.4	29.1	(2.5)
Average retail sales price	$7,390	$7,077	4.4
Same store revenue growth	8.1%	11.5%

Period End Data:
Stores open	81	76	6.6%
Accounts over 30 days past due	4.1%	3.5%

Operating Statement:
Revenues:
Sales	$104,177	$93,927	10.9%	100.0%	100.0%
Interest income	9,331	7,398	26.1	9.0	7.9
Total	113,508	101,325	12.0	109.0	107.9

Costs and expenses:
Cost of sales	57,375	50,567	13.5	55.1	53.8
Selling, general and administrative	18,941	16,566	14.3	18.2	17.6
Provision for credit losses	23,660	18,709	26.5	22.7	19.9
Interest expense	1,045	514	103.3	1.0	0.5
Depreciation and amortization	278	191	45.5	0.3	0.2
Total	101,299	86,547	17.0	97.2	92.1

Income before taxes	12,209	14,778	(17.4)	11.7	15.7

Provision for income taxes	4,522	5,454	(17.1)	4.3	5.8

Net income	$7,687	$9,324	(17.6)	7.4	9.9

Earnings per share:
Basic	$0.65	$0.80
Diluted	$0.64	$0.78

Weighted average number of shares outstanding:
Basic	11,850,609	11,689,395
Diluted	12,035,926	12,010,365

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data

	October 31,	April 30,
	2005	2005

Cash and cash equivalents	$319,611	$459,177
Finance receivables, net	$135,305,049	$123,098,966
Total assets	$159,594,112	$143,668,258
Revolving credit facility	$35,553,068	$29,145,090
Stockholders' equity	$110,855,210	$103,265,381
Shares outstanding	11,859,074	11,843,738

Finance receivables:
Principal balance	$167,455,055	$152,350,210
Allowance for credit losses	(32,150,006)	(29,251,244)

Finance receivables, net	$135,305,049	$123,098,966

Allowance as % of principal balance	19.20%	19.20%

Changes in allowance for credit losses:
	Six Months Ended October 31,
	2005	2004
Balance at beginning of year	$29,251,244	$25,035,967
Provision for credit losses	23,660,177	18,709,031
Net charge-offs	(20,761,415)	(16,016,598)

Balance at end of period	$32,150,006	$27,728,400